Exhibit 99.1

ZL-1102, Zai Lab’s Internally Developed Novel Human

VH Antibody Fragment, Achieved Proof of Concept in

Phase 1b Psoriasis Study

Topical therapy with ZL-1102 resulted in clinical improvement in local PASI score, erythema and scaling, target lesion size, and responder rates in patients with mild-to-moderate chronic plaque psoriasis; consistent improvement was seen over time

First study to demonstrate penetration of protein biological through psoriatic skin resulting in clinical response

Safety profile comparable to placebo

Zai Lab plans to advance compound into full development, including registrational studies

Conference call scheduled on October 21 at 8 a.m. EDT

SHANGHAI, SAN FRANCISCO and CAMBRIDGE, Mass., October 20, 2021 — Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688), a patient-focused, innovative, commercial-stage, global biopharmaceutical company, today announced positive topline results from a randomized, double-blind, placebo-controlled Phase 1b proof-of-concept and first-in-human study to evaluate the safety, pharmacokinetics, and efficacy of a topical formulation of ZL-1102 in adults with mild-to-moderate chronic plaque psoriasis (CPP). ZL-1102 is an investigational, novel human VH antibody fragment, targeting the IL-17A cytokine and is formulated for topical use.

In efficacy data in 51 evaluable patients,

•

Treatment with ZL-1102 showed approximately a 45% relative improvement compared to placebo in the local Psoriasis Area Severity Index (PASI)[1] score of the target lesion at four weeks. A trend of increasing efficacy compared to placebo was observed over time, and clinical benefit was maintained after the end of treatment up to six weeks.

•

Anti-inflammatory effects were observed, with clear improvement in erythema of the target lesion up to four weeks, maintained after the end of treatment up to six weeks. Clinical improvement in scaling was also observed.

•	ZL-1102 showed consistent clinical improvement in target lesion size (reduction in area) compared to an area increase in the placebo arm during the treatment period.

•

ZL-1102 showed consistently higher responder rates over time compared to placebo up to four weeks and maintained after the end of treatment up to six weeks. The responder rate in this study was defined as the percentage of patients who achieved a ≥50% reduction compared to baseline in local PASI score of the target lesion, measured weekly.

Safety data in 53 evaluable patients showed:

•	A benign safety and tolerability profile comparable to placebo, with treatment-emergent adverse events that were few in number and mild.

•	Pharmacokinetic studies confirmed lack of systemic absorption of the compound.

“The proof-of-concept study was a multi-center trial conducted in Australia,” said Professor Rodney Sinclair, principal investigator of the study and Director of Dermatology at the Epworth Hospital, Professor of Dermatology at the University of Melbourne and Director of Sinclair Dermatology. “The topline results are very encouraging. We observed a rapid onset of action for ZL-1102 in patients suffering from mild-to-moderate chronic plaque psoriasis and foresee potential for a durable response to this topical treatment. As a specialist dermatologist, I am very excited about this innovative topical biologic treatment. This study is the first demonstration of percutaneous penetration of an IL-17-directed protein and a consequential clinical response in psoriasis. This Humabody® technology opens the door for a new system of delivery for biologic therapies.”

“As 70–80% of plaque psoriasis cases are mild-to-moderate in severity, there is a strong rationale and patient need to develop a topical formulation of an IL-17-directed therapy that works directly on the lesion and avoids systemic exposure,” said Harald Reinhart, M.D., Chief Medical Officer, Autoimmune and Infectious Diseases at Zai Lab. “The well-established group of systemic IL-17 inhibitors are highly efficacious but are indicated only for moderate-to-severe cases of psoriasis. ZL-1102 is the first IL-17-directed topical treatment for patients with milder forms of chronic plaque psoriasis. We look forward to advancing this compound into full development, including registrational studies.”

“Demonstrating proof-of-concept for ZL-1102 is an important step in Zai Lab’s development of a pipeline of internally developed products with global rights,” said Dr. Samantha Du, Founder, Chairperson and Chief Executive Officer of Zai Lab. “ZL-1102 is our first drug candidate to advance into full global development. We are excited about the potential of this compound to treat mild-to-moderate chronic plaque psoriasis, and we hope to bring this innovative treatment option to patients in need as quickly as possible.”

Note: (1) Local PASI score is a subset of overall PASI score, which does not include the area score. It is a compile of the sum score of erythema, scaling and induration, the maximum local PASI score is 12.

About ZL-1102

ZL-1102 is an investigational, novel human VH antibody fragment, targeting the IL-17A cytokine, which was generated by Crescendo Biologics’ proprietary Humabody® VH platform. It is formulated as a hydrogel for topical use in the treatment of chronic plaque psoriasis. Due to its small size and other features unique to this class of molecules, it has improved target affinity and tissue penetration compared to full-sized monoclonal antibodies. With potentially improved safety and tolerability, this topical therapeutic may bring the potential of IL-17-targeted treatments to the large patient population with less severe CPP.

ZL-1102 Proof-of-Concept Study

The proof-of-concept Phase 1b study had a two-part design. An open-label Part A evaluated the pharmacokinetics of single-dose ZL-1102 in six mild-to-moderate CPP patients. A double-blind, placebo-controlled, multi-center Part B assessed safety, pharmacokinetics, and efficacy of ZL-1102 in 53 patients with mild-to-moderate disease, randomized to topical ZL-1102 or placebo applied twice daily. The primary efficacy endpoint in Part B was the percentage change from baseline in local PASI score at day 29. Secondary endpoints included change from baseline of local PASI components, target lesion size, and responder rates by visit. Zai Lab plans to present the complete data from the trial at an upcoming scientific meeting and to submit them for publication.

About Mild-to-Moderate Chronic Plaque Psoriasis

Plaque psoriasis is a common chronic, systemic, inflammatory autoimmune skin disease characterized by red patches and plaques with silvery scales on the skin. Psoriasis affects approximately 125 million people worldwide. Plaque psoriasis is the most common type, affecting 80-90% of those with psoriasis. 70–80% of plaque psoriasis cases are mild-to-moderate, and marketed IL-17 inhibitors are currently not indicated for such cases. Topical therapies are the standard of care for treatment of mild-to-moderate disease. However, current treatment options provide limited efficacy or have safety concerns with long-term use.

Conference Call and Webcast Information

Zai Lab is conducting a conference call to discuss this news on October 21 at 8 a.m. EDT.

Listeners may access the live webcast by visiting the Company’s website at http://ir.zailaboratory.com. Participants must register in advance of the conference call. Details are as follows:

Registration Link: http://apac.directeventreg.com/registration/event/5549559

Conference ID: 5549559

Webcast link: https://edge.media-server.com/mmc/p/6nhyn5ne

All participants must use the link provided above to complete the online registration process in advance of the conference call. Upon registering, each participant will receive a dial-in number, Direct Event passcode, and a unique access PIN, which can be used to join the conference call.

A replay will be available shortly after the call and can be accessed by visiting the Company’s website at http://ir.zailaboratory.com.

About Zai Lab

Zai Lab (NASDAQ: ZLAB; HKEX: 9688) is a patient-focused, innovative, commercial-stage, global biopharmaceutical company focused on developing and commercializing therapies that address medical conditions with unmet needs in oncology, autoimmune disorders and infectious disease. To that end, our experienced team has secured partnerships with leading global biopharmaceutical companies in order to generate a broad pipeline of innovative marketed products and product candidates. We have also built an in-house team with strong product discovery and translational research capabilities and are establishing a pipeline of proprietary product candidates with global rights. Our vision is to become a leading global biopharmaceutical company, discovering, developing, manufacturing and commercializing our portfolio in order to impact human health worldwide.

For additional information about the company, please visit www.zailaboratory.com or follow us at www.twitter.com/ZaiLab_Global.

Zai Lab Forward-Looking Statements

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For more information, please contact:

ZAI LAB CONTACTS:

Investor Relations: Ron Aldridge / Lina Zhang

+1 (781) 434-8465 / +86 136 8257 6943

ronald.aldridge@zailaboratory.com /lina.zhang@zailaboratory.com

Media: Danielle Halstrom / Xiaoyu Chen

+1 (215) 280-3898 / +86 185 0015 5011

danielle.halstrom@zailaboratory.com / xiaoyu.chen@zailaboratory.com

Zai Lab Limited